Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated February 3, 2006, relating to the consolidated balance sheet of The Spectranetics Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of The Spectranetics Corporation.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
January 16, 2007